EXHIBIT 23.4

CONSENT OF CUSHMAN & WAKEFIELD, INC.

We hereby consent to the use of our name in this Registration Statement on Form S-4 of Albertsons Companies, LLC (the “Registration Statement”), and to the references to information contained in Cushman & Wakefield, Inc. appraisals wherever appearing in the Registration Statement.

/s/ George J. Rago
Name: George J. Rago
Title: Executive Managing Director

Cushman & Wakefield, Inc.

New York, New York 10104

May 19, 2017